Exhibit 99.2

LEGAL PROCEEDINGS

General

In addition to the matters described below, we are routinely named as defendants in, or parties to, various legal actions and proceedings relating to our current or past business operations. These actions generally assert claims for violations of federal or state credit reporting, consumer protection or privacy laws, or common law claims related to privacy, libel, slander or the unfair treatment of consumers, and may include claims for substantial or indeterminate compensatory or punitive damages, or injunctive relief, and may seek business practice changes. We believe that most of these claims are either without merit or we have valid defenses to the claims, and we vigorously defend these matters or seek non-monetary or small monetary settlements, if possible. However, due to the uncertainties inherent in litigation, we cannot predict the outcome of each claim in each instance.

In the ordinary course of business, we also are subject to governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal), certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. In connection with formal and informal inquiries by these regulators, we routinely receive requests, subpoenas and orders seeking documents, testimony and other information in connection with various aspects of our activities.

In view of the inherent unpredictability of litigation and regulatory matters, particularly where the damages sought are substantial or indeterminate or when the proceedings or investigations are in the early stages, we cannot determine with any degree of certainty the timing or ultimate resolution of litigation and regulatory matters or the eventual loss, fines, penalties or business impact, if any, that may result. We establish reserves for litigation and regulatory matters when those matters present loss contingencies that are both probable and can be reasonably estimated. The actual costs of resolving litigation and regulatory matters, however, may be substantially higher than the amounts reserved for those matters, and an adverse outcome in certain of these matters could have a material adverse effect on our consolidated financial statements in particular quarterly or annual periods.

On a regular basis, we accrue reserves for litigation and regulatory matters based on our historical experience and our ability to reasonably estimate and ascertain the probability of any liability. However, for certain of the matters described below, we are not able to reasonably estimate our exposure because damages have not been specified and (i) the proceedings are in early stages, (ii) there is uncertainty as to the likelihood of a class being certified or the ultimate size of the class, (iii) there is uncertainty as to the outcome of similar matters pending against our competitors, (iv) there are significant factual issues to be resolved, and/or (v) there are legal issues of a first impression being presented. However, for these matters we do not believe based on currently available information that the outcomes will have a material adverse effect on our financial condition, though the outcomes could be material to our operating results for any particular period.

To reduce our exposure to an unexpected significant monetary award resulting from an adverse judicial decision, we maintain insurance that we believe is appropriate and adequate based on our historical experience. We regularly advise our insurance carriers of the claims (threatened or pending) against us in the course of litigation and generally receive a reservation of rights letter from the carriers when such claims exceed applicable deductibles. We are not aware of any significant monetary claim that has been asserted against us in the course of pending litigation that would not have some level of coverage by insurance after the relevant deductible, if any, is met.

Bankruptcy Tradeline Litigation

In a matter captioned White, et al, v. Experian Information Solutions, Inc. (No. 05-cv-01070-DOC/MLG, filed in 2005 in the United States District Court for the Central District of California), plaintiffs sought class action status against Equifax, Experian and us in connection with the reporting of delinquent or charged-off consumer debt obligations on a consumer report after the consumer was discharged in a bankruptcy proceeding. The claims allege that each national consumer reporting company did not automatically update a consumer’s file after their discharge from bankruptcy and such non-action was a failure to employ reasonable procedures to assure maximum file accuracy, a requirement of the FCRA.

Without admitting any wrongdoing, we have agreed to a settlement of this matter. In August 2008, the Court approved an agreement whereby we and the other industry defendants voluntarily changed certain operational practices. These changes require us to update certain delinquent records when we learn, through the collection of public records, that the consumer has received an order of discharge in a bankruptcy proceeding. These business practice changes did not have a material adverse impact on our operations or those of our customers.

In 2009, we also agreed, with the other two defendants, to settle the monetary claims associated with this matter for $17.0 million each ($51.0 million in total), which amount will be distributed from a settlement fund to pay the class counsel’s attorney fees, all administration and notice costs of the fund to the purported class, and a variable damage amount to consumers within the class based on the level of harm the consumer is able to confirm. Our share of this settlement was fully covered by insurance. Final approval of this monetary settlement by the Court occurred in July 2011. Certain objecting plaintiffs appealed the Court’s final approval of the monetary settlement and, in April 2013, the United States Court of Appeals for the Ninth Circuit reversed the final approval order and remanded the matter to the District Court. The rationale provided by the Court of Appeals was not that the proposed settlement was unfair or defective, but that named class counsel and certain named plaintiffs did not adequately represent the interests of the class because of certain identified conflicts. Objecting counsel to the settlement has sought to become new class counsel and the District Court denied that request. The Court of Appeals affirmed the ruling on interlocutory appeal and on May 5, 2016, denied plaintiffs’ petition for rehearing en banc.

If the monetary settlement is not ultimately upheld, we expect to vigorously litigate this matter and to assert what we believe are valid defenses to the claims made by the plaintiffs. Regardless of what occurs next, we believe we have not violated any law, have valid defenses and are willing to aggressively litigate this matter. We do not believe any final resolution of this matter will have a material adverse effect on our financial condition.

OFAC Alert Service

As a result of a decision by the United States Third Circuit Court of Appeals in 2010 (Cortez v. Trans Union LLC), we modified one of our add-on services we offer to our business customers that was designed to alert our customer that the consumer, who was seeking to establish a business relationship with the customer, may potentially be on the Office of Foreign Assets Control, Specifically Designated National and Blocked Persons alert list (the “OFAC Alert”). The OFAC Alert service is meant to assist our customers with their compliance obligations in connection with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

In Ramirez v. Trans Union LLC, (No. 3:12-cv-00632-JSC, United States District Court for the Northern District of California), filed in 2012, the plaintiff has alleged that: the OFAC Alert service does not comply with the Cortez ruling; we have willfully violated the Fair Credit Reporting Act ("FCRA") and the corresponding California state-FCRA based on the Cortez ruling by continuing to offer the OFAC Alert service; and there are one or more classes of individuals who should be entitled to statutory damages (i.e., $100 to $5,000 per person) based on the allegedly willful violations. In addition to the Ramirez action, the same lawyers representing Ramirez (who also represented the plaintiff in Cortez) filed two additional alleged class actions in 2012 (Miller v. Trans Union, LLC, No. 12-1715-WJN, United States District Court for the Middle District of Pennsylvania; and Larson v. Trans Union, LLC, No. 12-5726-JSC, United States District Court for the Northern District of California) and one in 2014 (Amit Patel, et al. v. TransUnion LLC, TransUnion Rental Screening Solutions, Inc. and TransUnion Background Data Solutions, No. 14-cv-0522-LB, United States District Court for the Northern District of California) claiming that our process for disclosing OFAC information to consumers, or how we match OFAC information to a consumer's name or other identifying information, violates the FCRA and, in some instances, the corresponding California state-FCRA. In addition to the OFAC allegations, the plaintiff in the Patel action seeks to collapse all TransUnion FCRA regulated entities into a single entity. In July 2014, the Court in Ramirez certified a class of approximately 8,000 individuals solely for purposes of statutory damages if TransUnion is ultimately found to have willfully violated the FCRA, and a sub-class of California residents solely for purposes of injunctive relief under the California Consumer Credit Reporting Agencies Act. While the Court noted that the plaintiff is not seeking any actual monetary damage, the class certification order was predicated on a disputed question of Ninth Circuit law (currently there is a conflict between the federal circuits) that is awaiting action by the United States Supreme Court. Our motions to stay the Ramirez, Miller and Larson proceedings were granted and the proceedings stayed pending action by the U.S. Supreme Court in Spokeo v. Robins. In June 2015, the Court in Patel certified a national class of approximately 11,000 individuals with respect to allegations that TransUnion willfully violated the FCRA by failing to maintain and follow reasonable procedures to ensure the maximum possible accuracy of their information, and a national subclass of approximately 3,000 individuals with respect to allegations that TransUnion willfully violated the FCRA by failing to provide consumers with all information in their files. In September 2015, our motion to stay the Patel proceedings was granted and the proceedings stayed pending action by the U.S. Supreme Court in Spokeo v. Robins.

On May 16, 2016, the U.S. Supreme Court issued its decision in Spokeo v. Robins, holding that the injury-in-fact requirement for standing under Article III of the United States Constitution requires a plaintiff to allege an injury that is both “concrete and particularized.” The Court held that the Ninth Circuit’s analysis failed to consider concreteness in its analysis and vacated the decision and remanded to the Ninth Circuit to consider both aspects of the injury-in-fact requirement. On May 31, 2016, the stay in the Miller matter was lifted. We are reviewing the impact on the Ramirez, Miller, Larson and Patel matters and discussing next steps with plaintiffs’ counsel for each case in light of the Spokeo decision. We intend to continue to defend these matters vigorously as we believe we have acted in a lawful manner.

Consumer Disclosure

In Tyrone Henderson, et al. v. TransUnion LLC and TransUnion Rental Screening Solutions, Inc. (No. 3:14-cv-00679-JAG, United States District Court for the Eastern District of Virginia (Richmond Division)), the plaintiffs have alleged that TransUnion’s process for mailing required notices to consumers at the time it furnishes a consumer report for employment purposes that contains adverse public record information violates the FCRA. On May 3, 2016, the Court in Henderson certified a national class of individuals with respect to these allegations. We intend to continue to defend this matter vigorously as we believe we have acted in a lawful manner.

AG Investigations

In 2012, the Columbus Dispatch, a daily newspaper in Columbus, Ohio, published a series of four articles allegedly exposing improper or questionable practices by the three nationwide credit reporting agencies (the “NCRAs”), including us. As a result of these articles, the Attorney General of the State of Ohio initiated a multi-state Attorneys General investigation into certain practices of the nationwide consumer reporting agencies, which was commenced in late 2012. In connection with this effort, the Attorneys General for the State of New York and the State of Mississippi commenced separate investigations into the same matters being reviewed by the multi-state attorney general investigation. Beginning in late 2013, TransUnion and the other nationwide consumer reporting agencies engaged in active discussions with the multi-state group and with the New York Attorney General with respect to industry-wide initiatives addressing the concerns of the various attorneys general.
In March 2015, the NCRAs, announced a National Consumer Assistance Plan that will enhance the NCRAs’ ability to collect complete and accurate consumer information and will provide consumers more transparency and a better experience interacting with credit bureaus about their credit reports. The plan was announced after cooperative discussions and an agreement with New York Attorney General Eric Schneiderman, and focuses on enhancements in two primary areas: consumer interaction with the NCRAs and data accuracy and quality. In May 2015, the NCRAs, announced that the attorneys general of 31 states had agreed to join in the National Consumer Assistance Plan launched in March 2015. With the exception of the financial payments the NCRAs made to the attorneys general to cover the costs of their investigations, consumer education and other purposes, the settlement of the multi-state matter essentially adopted the National Consumer Assistance Plan as announced with the New
York Attorney General in March 2015.

In April 2015, the Attorney General for the State of Mississippi filed an action in the Chancery Court of Jackson County, Mississippi with respect to the certain of the matters reviewed in its investigation. The complaint in State of Mississippi ex rel. Jim Hood, Attorney General of the State of Mississippi v. TransUnion Corp., Trans Union LLC and TransUnion Interactive, Inc. (No. 2015-0716-MLF) alleges that certain marketing practices with respect to credit monitoring services sold to Mississippi residents, and certain procedures used to ensure the accuracy of the information in the credit reports of Mississippi residents, constitute unfair and deceptive practices in violation of Mississippi law. We do not believe we have violated any law and believe we have acted in a lawful manner.

CFPB Investigation

In September 2015, we received a Civil Investigative Demand (a “CID”) from the Consumer Financial Protection Bureau (“CFPB”). The CID is focused on common industry practices and is part of the CFPB’s investigation to determine whether consumer reporting agencies or other persons have been or are engaging in unlawful acts or practices relating to the advertising, marketing, sale or provision of consumer reports, credit scores or credit monitoring products, or similar products or services. We are cooperating with the CFPB with respect to this matter and we believe we have followed all published authority with respect to our practices. At this time, we are unable to predict the outcome of this CFPB investigation, including whether the investigation will result in any action or proceeding against us.